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                                                                  EXHIBIT (e)(8)


                             PARACHUTE TAX AGREEMENT



         This Agreement is made by and between _________________ ("Executive") and Pennaco Energy, Inc., a Delaware corporation (the "Company"), effective for all purposes as of November 15, 2000.

         WHEREAS, Executive is a key member of the Company's management; and

         WHEREAS, the Company recognizes that the possibility of a "change in control" of the Company, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), may arise (hereafter a "Change of Control"); and

         WHEREAS, such a possibility presents uncertainty for key members of management that may result in departures or distraction of management to the detriment of the Company; and

         WHEREAS, as an additional inducement to Executive to continue his employment with the Company, the Company desires to provide Executive with the benefits of this Agreement in the event of a Change of Control and Executive desires to receive such benefits;

         NOW, THEREFORE, the parties hereto agree as follows:

         1.       TAX GROSS-UP BENEFIT.

                  (a) In the event it shall be determined that, as a consequence of any Change of Control of the Company, any payment or benefit made or provided by the Company or any other person to or for the benefit of Executive (a "Payment") would be subject to the excise tax imposed by
         Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") from the Company in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                  (b) Subject to the provisions of Paragraph (c) below, all determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within fifteen business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the person effecting the Change of Control, Executive shall appoint another nationally recognized accounting




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         firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Agreement, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
         Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Paragraph (c) below and Executive hereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of Executive within five days of the Company's receipt of notice of such Underpayment.

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i) give the Company any information reasonably
                  requested by the Company relating to such claim;

                           (ii) take such action in connection with contesting
                  such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                           (iii) cooperate with the Company in good faith in
                  order effectively to contest such claim; and

                           (iv) permit the Company to participate in any
                  proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax and other taxes (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all



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                  administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive or pay the tax claimed and sue for a refund or contest the claim in a permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax and other taxes (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance and further provided that an extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph (c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Paragraph (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt of Executive of an amount advanced by the Company pursuant to Paragraph 3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         2. SUCCESSOR AGREEMENT. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

         3. ARBITRATION. The parties agree to resolve any claim or controversy arising out of or relating to this Agreement by binding arbitration under the Federal Arbitration Act before one arbitrator in Denver, Colorado, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company shall pay all fees and expenses of the arbitrator and all the costs and expenses (including, without limitation, attorneys' fees) of Executive incurred in asserting any claims or rights under this Agreement.



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         4. GOVERNING LAW.

                  (a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

                  (b) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN DENVER COUNTY, COLORADO, FOR THE PURPOSES OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.

         5. ENTIRE AGREEMENT. This Agreement is an integration of the parties' agreement and no agreement or representatives, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         6. SURVIVAL. This Agreement shall survive any termination of Executive's employment, whether before, on or after a Change of Control.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective for all purposes as of the date first provided above.



                       PENNACO ENERGY, INC.

                       By:
                          -----------------------------------

                       Name:
                            ---------------------------------

                       Title:
                             --------------------------------





                       EXECUTIVE


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